SoFi Receives Regulatory Approval to Become a National Bank

SAN FRANCISCO, CALIF. - January 18, 2022 - SoFi Technologies, Inc. (“SoFi”), the digital personal finance company, today announced that the Office of the Comptroller of the Currency (OCC) and the Federal Reserve have approved its applications to become a Bank Holding Company through its proposed acquisition of Golden Pacific Bancorp, Inc., and operate its bank subsidiary as SoFi Bank, National Association. SoFi expects the acquisition to close in February, subject to completion or waiver of the remaining customary closing conditions.

“This incredible milestone elevates our ability to help even more people get their money right and realize their ambitions,” said Anthony Noto, CEO of SoFi. “With a national bank charter, not only will we be able to lend at even more competitive interest rates and provide our members with high-yielding interest in checking and savings, it will also enhance our financial products and services to ensure they efficiently meet the needs of our members, business partners, and communities across the country, while continuing to uphold a high bar of regulatory standards and compliance. This important step allows us to add to our broad suite of financial products and services to better be there for our members during the major financial moments in their lives and all of the moments in between. I’m incredibly proud of our team and excited about the opportunities ahead to help even more people achieve financial independence.”

Last year, in a key strategic step in SoFi’s path to obtaining a national bank charter, the company announced a definitive agreement by its subsidiary Social Finance, Inc. to acquire Golden Pacific Bancorp, Inc. (OTCPK: GPBI) and its wholly owned subsidiary Golden Pacific Bank, N.A. (together, “GPB”). SoFi plans to contribute $750 million in capital and pursue its national, digital business plan while maintaining GPB’s community bank business and footprint, including GPB’s current three physical branches. At the time of the announcement, SoFi submitted a revised business plan for GPB to the OCC and an application to become a bank holding company and for a change of control to the Federal Reserve for approval. After completing the acquisition of GPB, SoFi Technologies, Inc. (NASDAQ: SoFi) will become the parent company of SoFi Bank, National Association.

About SoFi
SoFi helps people achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our nearly three million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit SoFi.com or download our iOS and Android apps.

Contact
Media
Rachel Rosenzweig
rrosenzweig@sofi.com

Investor Relations
Andrea Prochniak
aprochniak@sofi.com

Disclosures
Availability of Other Information About SoFi
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